Exhibit 3.46

Liberty Star Field Report for Initial Holes at Hay Mountain, SE Arizona

TUCSON, AZ–(February 13) – Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCMarkets: LBSR) updates its wholly owned Hay Mountain property in southeast Arizona. The Hay Mountain property may possess commercially important metals associated with porphyry copper-gold-molybdenum mineralized bodies, well represented in the area from central Arizona to northern Mexico.

Chief Geologist James Bryce offers his observation of the two holes so far drilled on the Hay Mountain property:

“Hole one, (HM-117 from the previous company plan) was collared on the center of the magnetic high and over the conductor noted by the ZTEM survey. The depth to bedrock on that pad was 108’ after which the drill collared into limestones of the Morita formation. The presence of Morita at this elevation indicated that that block of rock in the valley has been faulted down with a vertical offset of more than 800’. Given the vertical offset, the decision was made by the company to deepen the hole by 500’ and the overall program by 1000’.

At 1354’ the drill encountered the carbon rich Colina Formation. Portable XRF analyses of this core showed elevated levels of copper, lead and zinc as well as increasing potassic alteration down hole. Potassic alteration is an important indicator of porphyry mineralization. Near the base of the hole, several small quartz veins were observed with minor pyrite selvages. The hole was stopped at 1500’, the casing left in place and capped for future re-entry.

Hole two (HM-001) was collared 0.6 miles east of hole one on Colina limestone outcrop showing polymetallic leakage textures at surface. These rusty patches show elevated lead, zinc, molybdenum and sometimes copper. Despite the collar of this hole being almost the same elevation as that of hole one, this gave the company the advantage of beginning the hole around 1350’ deeper into the stratigraphy than hole one.

At 420’ depth, the hole encountered the Horquilla Formation which hosts many of the copper deposits in the region. As the hole approached 1500’, the decision was made by the company to deepen the hole by 1000’ due to the presence of increasing alteration and the presence of minor sulfides and extensive carbonate vein stockworks.

At 2016’ a marble front was encountered with a thickness of 41’. This was very exciting as it implies the presence of a heat source nearby at depth. Immediately below that unit, the hole encountered intense chemical (propylitic) alteration indicative of a hydrothermal system generated from a porphyry body below. This was followed by alternating beds of marble and highly altered shales and siltstones.

A 150’ thick diorite sill was intersected at 2067’. This sill clearly post-dates the alteration based on the contacts with the surrounding rocks. The sill contains, locally, up to 1% chalcopyrite as fragments indicating that these fragments were derived from a rock unit the magma passed through at depth.

Below the diorite sill, the intense propylitic alteration and marble bedding continues to depth. The decision was made to add another 500’ to the hole based upon the presence of sulfides in marble as narrow replacement bands and disseminations within the altered sediments.

The hole currently sits at just under 3000’. Based upon the author’s experience in drilling other porphyry deposits around the world, it was his strong recommendation to continue the hole to depth based on the intense alteration and increasing presence of sulfides in the drill core. The casing is in place and the company plans to reduce to NQ core size and continue the hole.” (February 10,2024)

All geochemical sampling was conducted under the supervision of the Company’s Chief Geologist, James Bryce, and the chain of custody from the drilling site to the independent sample preparation facility, ALS Geochemistry in Tucson, Arizona was continuously monitored per industry best practices. Liberty Star will report analytical results in due course.

ON BEHALF OF THE BOARD OF DIRECTORS

Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals, the Red Rock Canyon Gold Project & the Hay Mountain Project, including images, maps and technical reports

About Liberty Star Liberty Star Uranium & Metals Corp. (LBSR: OTCQB), d/b/a Liberty Star Minerals, is an Arizona-based mineral exploration company engaged in the acquisition, exploration, and development of mineral properties in Arizona and the southwest USA. Currently the company controls properties which are located over what management considers some of North America’s richest mineralized regions for copper, gold, silver, molybdenum (moly), and associated metals. The Company’s premiere property is the Hay Mountain Project (exploration stage) for porphyry copper, gold, moly and other commercially important minerals. Specific targets have been selected to explore for near surface and deep-seated ore bodies, of which there are numerous analogs nearby. Contiguous with the primary Hay Mountain porphyry exploration target, and part of the overall Hay Mountain Project, is an increasingly attractive area of exploration stage gold mineralization denominated Red Rock Canyon. Red Rock Canyon exhibits what we believe are extensive, promising hydrothermal associated gold-bearing structures that are documented in historical public and Company records. View numerous geoscientific reports on our website. The Hay Mountain Project is in Cochise County (southeast) Arizona, USA.

Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2023, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2022. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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Feb 13, 2024 Liberty Star Minerals | Liberty Star Uranium & Metals Corp. LBSR: OTCQB http://www.lbsr.us	Contact: Liberty Star Minerals Tracy Myers, Investor Relations 520-425-1433 – info@lbsr.us